AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2014

Registration Statement File No. 333-34510
Registration Statement File No. 333-59316
Registration Statement File No. 333-81172
Registration Statement File No. 333-92276
Registration Statement File No. 333-102907
Registration Statement File No. 333-112380
Registration Statement File No. 333-116866
Registration Statement File No. 333-162141
Registration Statement File No. 333-176249
Registration Statement File No. 333-184923
Registration Statement File No. 333-189367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-34510
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-59316
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81172
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92276
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-102907
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112380
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116866
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162141
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176249
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184923
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189367

UNDER
THE SECURITIES ACT OF 1933

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3286648
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

3280 Bayshore Boulevard	94005
Brisbane, CA	(Zip Code)
(Address of Principal Executive Offices)

1999 Equity Incentive Plan
2000 Equity Incentive Plan
2000 Non-Employee Directors’ Stock Option Plan
2000 Employee Stock Purchase Plan
Amended and Restated 2000 Equity Incentive Plan
Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan
Amended and Restated 2000 Employee Stock Purchase Plan
(Full Titles of Plans)

Andrew K. W. Powell
Executive Vice President
General Counsel & Secretary
InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA 94005
(415) 466-2200
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
(212) 474-1000

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively the “Registration Statements”) of InterMune, Inc., a Delaware corporation (the “Company”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

●
Registration No. 333-34510, registering 853,834 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the 1999 Equity Incentive Plan, 2,000,000 shares of Common Stock under the 2000 Equity Incentive Plan, 180,000 shares of Common Stock under the 2000 Non-Employee Directors’ Stock Option Plan and 200,000 shares of Common Stock under the 2000 Employee Stock Purchase Plan, as previously filed with the SEC on April 11, 2000;

●
Registration No. 333-59316, registering 716,939 shares of Common Stock under the 2000 Equity Incentive Plan, 180,000 shares of Common Stock under the 2000 Non-Employee Directors’ Stock Option Plan and 238,980 shares of Common Stock under the 2000 Employee Stock Purchase Plan, as previously filed with the SEC on April 20, 2001;

●
Registration No. 333-81172, registering 1,061,287 shares of Common Stock under the 2000 Equity Incentive Plan, 180,000 shares of Common Stock under the 2000 Non-Employee Directors’ Stock Option Plan and 353,762 shares of Common Stock under the 2000 Employee Stock Purchase Plan, as previously filed with the SEC on January 22, 2002;

●	Registration No. 333-92276, registering 2,500,000 shares of Common Stock under the 2000 Equity Incentive Plan, as previously filed with the SEC on July 12, 2002;

●
Registration No. 333-102907, registering 180,000 shares of Common Stock under the 2000 Non-Employee Directors’ Stock Option Plan and 400,000 shares of Common Stock under the 2000 Employee Stock Purchase Plan, as previously filed with the SEC on January 31, 2003;

●
Registration No. 333-112380, registering 300,000 shares of Common Stock under the 2000 Non-Employee Directors’ Stock Option Plan and 400,000 shares of Common Stock under the 2000 Employee Stock Purchase Plan, as previously filed with the SEC on January 30, 2004;

●
Registration No. 333-116866, registering 250,000 shares of Common Stock under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan and 1,000,000 shares of Common Stock under the Amended and Restated 2000 Equity Incentive Plan, as previously filed with the SEC on June 25, 2004;

●
Registration No. 333-162141, registering 3,500,000 shares of Common Stock under the Amended and Restated 2000 Equity Incentive Plan and 800,000 shares of Common Stock under the Amended and Restated 2000 Employee Stock Purchase Plan, as previously filed with the SEC on September 25, 2009;

●	Registration No. 333-176249, registering 1,950,000 shares of Common Stock under the Amended and Restated 2000 Equity Incentive Plan, as previously filed with the SEC on August 11, 2011;

●	Registration No. 333-184923, registering 2,670,094 shares of Common Stock under the Amended and Restated 2000 Equity Incentive Plan, as previously filed with the SEC on November 13, 2012; and

●	Registration No. 333-189367, registering 6,000,000 shares of Common Stock under the Amended and Restated 2000 Equity Incentive Plan, as previously filed with the SEC on June 14, 2013.

On September 29, 2014, pursuant to an Agreement and Plan of Merger, dated as of August 22, 2014 (the “Merger Agreement”), among InterMune, Inc., a Delaware corporation (the “Company”), Roche Holdings, Inc., a Delaware corporation (“Parent”), and Klee Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on this 29th day of September, 2014.

INTERMUNE, INC.

By:	/s/ Andrew K. W. Powell
Andrew K. W. Powell
Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.